UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8‑K CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
May 21, 2019
(Date of Report (date of earliest event reported)

IRIDEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-27598	77-0210467
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
1212 Terra Bella Avenue Mountain View, California 94043
(Address of principal executive offices, including zip code)
(650) 940-4700
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol	Name of Exchange on Which Registered
Common Stock, par value $0.01 per share	IRIX	Nasdaq Global Market

Item 5.02.Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

 On May 21, 2019, IRIDEX Corporation (the “Company”) appointed David I. Bruce to the position of President and Chief Executive Officer effective immediately (the “Effective Date”), succeeding William Moore.  Mr. Bruce has served as a member of the board of directors of the Company (the “Board”) since April 2018.

Mr. Bruce, 59, previously served as the Chief Operating Officer of Catheter Robotics, Inc., a private company focused on developing and manufacturing remote catheter systems from August 2014 to May 2016.  From November 2011 to May 2014, Mr. Bruce served as President, Chief Executive Officer and director of Arstasis, Inc., a private company that manufactures and distributes vascular closure devices for arterial closure in catheterization procedures.  Prior to that, Mr. Bruce served as CEO of EP MedSystems, a public medical device company specializing in electrophysiology systems and catheters, and led the company to 30% annual growth over two years culminating in its acquisition by St. Jude Medical.  Mr. Bruce holds a B.S. in Mechanical Engineering from the University of California, Berkeley, and an MBA degree from the Wharton School at the University of Pennsylvania.

Offer Letter

In connection with this appointment, the Company entered into an offer letter with Mr. Bruce, dated May 17, 2019 and effective as of May 21, 2019, providing for his services as Chief Executive Officer and President of the Company (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Bruce will receive a base annual salary of $360,000.  In addition to his base salary, the Offer Letter provides Mr. Bruce a target annual bonus opportunity of up to 60% of Mr. Bruce’s annual base salary, prorated to reflect the portion of the year during which he is employed (the “Short Term Incentive Bonus”).  The Short Term Incentive Bonus is contingent upon specific corporate and individual management objectives and goals, as determined by the Board.  As of May 21, 2019, Mr. Bruce also was granted a one-time award of stock options to purchase 270,000 shares of the Company’s common stock (the “Option”), which will be subject to the terms and conditions of the Company’s 2008 Equity Incentive Plan (the “Plan”), as amended, and standard form of option agreement under the Plan.  Mr. Bruce’s Option shall be scheduled to vest as follows, in each case subject to Mr. Bruce’s continued service with the Company: 67,500 shares subject to the Option shall vest on the one year anniversary of the Effective Date and 1/48th of the shares subject to the Option shall vest on the same day of the month as the Effective Date (or the last day of the month, if there is no corresponding day in such month).

In addition, pursuant to the Offer Letter, as of May 21, 2019, Mr. Bruce was granted a one‑time award of stock options to purchase 400,000 shares of the Company’s common stock (the “Additional Option”) under the Plan and standard form of option agreement under the Plan.  The Additional Option shall be eligible to vest based on achievement of specified prices of a share of the Company’s common stock during the performance period of the Additional Option, which ends December 31, 2023.

Change of Control Severance Agreement with Mr. Bruce

The offer letter also provides that the Company will enter into a Change in Control Severance Agreement (the “Change in Control Severance Agreement”) with Mr. Bruce that provides certain severance benefits in the event that his employment with the Company is terminated under certain circumstances such as: in the event Mr. Bruce is terminated not for cause or he resigns for good reason upon a change in control, he will be entitled to a lump sum cash payment equal to 150% of his annual base salary plus target bonus in effect prior to the change in control, full vesting acceleration of his then-outstanding equity awards, and Company-reimbursed COBRA premiums for a period of up to twelve months following employment termination.

The foregoing description of the Offer Letter does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entity by reference to the full text of the Offer Letter, which is filed with this report as Exhibit 10.1 and is incorporated herein by reference.  The Change in Control Severance Agreement upon execution by the parties, will be filed separately on a Current Report on Form 8-K or on a Quarterly Report on Form 10-Q.

There are no family relationships between Mr. Bruce and any director or executive officer of the Company, and other than as described above, no transactions involving Mr. Bruce that would require disclosure under Item 404(a) of Regulation S-K.

A copy of the Company’s press release dated May 21, 2019 announcing Mr. Bruce’s appointment is filed with this report as Exhibit 99.1 and is incorporated by reference herein.

Committee Appointments/Assignments

On May 21, 2019, the Board removed Mr. Bruce from its Compensation Committee and its Audit Committee and appointed Scott Shuda to each of those committees.  The Board also designated Maria Sainz as Chair of the Compensation Committee and replaced Sanford Fitch with Kenneth Ludlum as Chair of the Audit Committee, effective immediately.

Item 9.01.Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Offer Letter between the Company and David I. Bruce.
99.1	Press Release dated May 21, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDEX CORPORATION

By:	/s/ David I. Bruce
David I. Bruce President and Chief Executive Officer

Date: May 21, 2019

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